Cardiff Oncology Announces the Appointment of Dr. Rodney Markin as Chairman of the Board

SAN DIEGO (December 21, 2020) – Cardiff Oncology, Inc. (Nasdaq: CRDF), a clinical-stage biotechnology company developing drugs to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, castration-resistant prostate cancer and leukemia, today announced that Dr. Thomas Adams has stepped down from his positions as Executive Chairman and Chairman of the Board of Directors, effective immediately. Dr. Adams will continue to serve on the Board as a Director. Dr. Rodney Markin has been appointed by the Board of Directors as the Company’s new Chairman of the Board.

“On behalf of the entire Board, I would like to thank Tom for his leadership and dedication to the Company over the last twelve years,” said Dr. Rodney Markin. “Tom’s contributions have enabled the Company to transition from a molecular diagnostics company and pioneer in liquid biopsy technology to a drug development company that is successfully advancing multiple clinical programs in some of the most difficult-to-treat cancers. We wish Tom the very best moving forward and are pleased that he is continuing in his role as a member of the Board.”

“I feel fortunate to have spent the past seven years working alongside Tom, one of the great leaders in biotech,” added Mark Erlander, chief executive officer of Cardiff Oncology. “As we turn our attention to 2021, the management team looks forward to working with Rod and the entire Board to execute our strategy and achieve our goals.”

About Cardiff Oncology, Inc.
Cardiff Oncology (formerly Trovagene, Inc.) is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1 (PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://www.cardiffoncology.com.

Cardiff Oncology Contact:
Vicki Kelemen
Chief Operating Officer
858-952-7652
vkelemen@cardiffoncology.com